Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No.333-144870, No. 333-176733 and No. 183882) on Form S-8 of Lakeland Industries, Inc. and Subsidiaries of our report dated May 21, 2013, with respect to the consolidated financial statements of Lakeland Industries, Inc., included in its Annual Report (Form 10-K).

Birmingham, AL

May 21, 2013